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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   __________

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the

                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date earliest event reported)   October 19, 1996


                          CORAM HEALTHCARE CORPORATION
               (Exact name of registrant as specified in charter)



     Delaware                        1-11343                33-06153337
----------------------------      -------------         -------------------
(State or other jurisdiction       (Commission             (IRS employer
      of incorporation)            file number)         identification no.)


             1125 Seventh Street, Suite 2100, Denver, Colorado   80202
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              (Address of principal executive offices) (Zip code)


Registrant's telephone number, including area code (303) 292-4973


           1125 Seventh Street, Suite 1500, Denver, Colorado   80202
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         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

         On October 19, 1996, Coram Healthcare Corporation ("Coram"), Integrated Health Services, Inc. ("IHS") and IHS Acquisition XIX, Inc., a wholly-owned subsidiary of IHS ("Merger Sub"), entered into a definitive Agreement and Plan of Merger (the "Agreement") providing for the merger (the "Merger") of Merger Sub with and into Coram, as a result of which Coram will become a wholly-owned subsidiary of IHS. The Agreement was approved by the respective Board of Directors of IHS and Coram on October 19, 1996. IHS is a diversified health services provider specializing in post-acute medical and rehabilitative services, including subacute care, home health care, inpatient and outpatient rehabilitation, respiratory therapy, hospice care and diagnostic services.

         Under the terms of the Agreement, upon consummation of the Merger, the issued and outstanding shares (the "Coram Shares") of common stock, par value $.001 per share, of Coram ("Coram Common Stock") will be cancelled, and each Coram Share will be converted into the right to receive and become exchangeable for 0.2111 shares of common stock, par value $.001 per share, of IHS ("IHS Common Stock"). The market value of shares of IHS Common Stock to be issued upon consummation of the Merger in respect of each Coram Share was $5.44 based on the closing price of IHS Common Stock as reported by the New York Stock Exchange on October 18, 1996, the last business day prior to the signing of the Agreement. Unexercised options to purchase Coram Common Stock ("Coram Options") will be converted at the closing of the Merger into options to purchase IHS Common Stock. At September 30, 1996, IHS had outstanding 23,117,934 shares of IHS Common Stock and had reserved for issuance approximately 10,500,000 shares of IHS Common Stock under stock option and stock purchase plans and warrants and 7,989,275 shares of IHS Common Stock upon conversion of outstanding convertible debentures. Based on the number of Coram Shares outstanding at September 30, 1996, IHS will issue in the Merger approximately 8,932,717 shares of IHS Common Stock to holders of Coram Shares.

         The Merger is intended to qualify as a tax free reorganization, as permitted by the Internal Revenue Code, and a "pooling of interests" for accounting and financial reporting purposes, and is conditioned upon receipt of opinions from the constituent company's attorneys and accountants, respectively, that the Merger will so qualify. Consummation of the Merger, which is expected to occur in the first quarter of 1997, is also conditioned upon, among other things, approval by each constituent company's stockholders, receipt of required regulatory approvals, consents of their senior bank lenders, other consents and other customary conditions.






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         IHS has agreed to pay upon consummation of the Merger approximately
$172.3 million (plus interest accruing thereon from January 1, 1997 at the rate of 11% per annum) in cash, 11% Senior Subordinated Notes having a ten-year term ("IHS Notes") or a combination of cash and such notes to Coram Funding, Inc. ("CFI"), an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), in exchange for bridge notes of Coram held by CFI in the aggregate principal amount of $150 million, including certain fees payable in connection therewith and accrued interest thereon.

         Coram also has been informed by IHS that IHS has reached an agreement in principle, conditioned upon consummation of the Merger, with parties adverse to Coram for the settlement of litigation between Coram and certain of its subsidiaries, on the one hand, and Caremark International, Inc. ("Caremark"), a wholly-owned subsidiary of MedPartners, Inc. ("MedPartners"), and certain parties related thereto, on the other hand. Coram has been advised that pursuant to such settlement, Coram will issue to MedPartners or Caremark, in exchange for subordinated notes previously issued by Coram to Caremark (the "Caremark Notes"), a 2-year interest-bearing promissory note in the principal amount of $52.7 million plus interest accrued on the Caremark Notes from September 30, 1996 through closing of the Merger. The Caremark Notes were issued in the principal amount of approximately $100 million in connection with Coram's acquisition of an alternate site infusion business from Caremark. As of September 30, 1996, the aggregate outstanding balance on the Caremark Notes was approximately $113 Million.

         DLJ and UBS Securities LLC acted as financial advisors to Coram in connection with the Merger.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

                 (C) EXHIBITS

                 2. Agreement and Plan of Merger entered into as of October 19, 1996, among Coram Healthcare Corporation, Integrated Health Services, Inc. and IHS Acquisition XIX, Inc.






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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       CORAM HEALTHCARE CORPORATION



Date:  October 31, 1996                By:  /s/  RICHARD M. SMITH
                                          -----------------------------------
                                       Name:  Richard M. Smith
                                       Title: Chief Financial Officer